Exhibit (e)(26)

Everyone:

This morning, affiliates of HGGC filed a Tender Offer Statement on Schedule TO to begin the tender offer for all outstanding shares of RPX. The Tender Offer Statement includes an offer to purchase and related letter of transmittal and explains to our stockholders how they can tender their shares. In addition, we filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC which, among other things, provides more information about RPX, further explanation of the Board’s recommendation of the tender offer, and additional background of the proposed acquisition by HGGC.

These filings are a normal part of the transaction process, and they include disclosure about the timing of events and the various participants involved. There will likely be additional press coverage about the matters included in these filings, and some of our clients may have questions. If you receive questions regarding the offer, please let Max, Dave, Jen, and me know.

We continue to expect that the transaction will close in in the second or third quarter of 2018. I will provide additional updates as I have them.

Thanks very much.

Marty

Notice to Investors and Security Holders

This communication is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the shares of common stock of RPX Corporation (“RPX”) has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, letter of transmittal and related materials, that affiliates of HGGC, LLC, Riptide Parent, LLC (“Parent”) and Riptide Purchase, Inc. (“Buyer”) filed on May 21, 2018 with the Securities and Exchange Commission (the “SEC”). Also on May 21, 2018, RPX filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents, each as amended) and the Solicitation/Recommendation Statement, as amended, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. RPX, Buyer and Parent have filed or will file other relevant materials in connection with the proposed acquisition of RPX by Buyer pursuant to the terms of the merger agreement. RPX, Buyer and Parent have mailed or intend to mail these documents to the stockholders of RPX. All of the tender offer materials (and all other materials filed by RPX with the SEC) are available free of charge from the SEC through its website at www.sec.gov. INVESTORS AND STOCKHOLDERS OF RPX ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF RPX, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER OR WHETHER TO TENDER THEIR RPX SHARES PURSUANT TO THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER AND THE PARTIES THERETO).